Exhibit 21.1

Hilltop Holdings, Inc.
List of Subsidiaries (Direct and Indirect)

Affordable Residential Communities LP
American Summit Insurance Company
ARC Dealership, Inc.
ARC Insurance Holdings, Inc.
ARC Insurance Services, Inc.
ARC Management Services, Inc.
ARC Real Estate Services, L.L.C.
ARC TRS, Inc.
ARCIV GV, Inc.
ARCMS, Inc.
Colonial Gardens Water, Inc.
Excalibur Financial Corporation
JE Murphy Company Inc.
JE Murphy Company, of Florida, Inc.
NAGRUPCO, Ltd.
NALICO General Agency, Inc.
National Group Corporation
National Lloyds Insurance Company
NLASCO National Lloyds, Inc.
NLASCO Services, Inc.
NLASCO Underwriter Partnership
NLASCO, Inc.
Salmaha Irrigation Co.
WindStar Aviation Corp.